Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS THIRD QUARTER 2009 RESULTS

POWHATAN, VA., November 16, 2009 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced another significant improvement in third quarter 2009 core earnings when compared to the preceding second and first quarter’s core earnings. Core earnings are net income after adjustment for the after tax effect of several significant income and expense items, specifically: securities gains and losses, non-cash other than temporary impairment write-downs, and the FDIC special assessment. The company’s third quarter 2009 core after tax earnings were $571,368 compared to $395,060 in the second quarter and $248,732 in the first quarter 2009 and $942,656 in the third quarter of the prior year. Third quarter securities gains and losses net to a loss of $224,975, a non-cash other than temporary impairment “OTTI” write-down of four securities totaling $2,231,331. The net after tax effect of these items resulted in the Company’s reporting a net loss of $1,050,669 for the third quarter 2009 compared to a net loss of $16,893,841 in the third quarter of 2008. The net loss available to common shareholders after accounting for accrued dividends and accretion of discount on preferred stock totaling $160,588 was a loss of $1,211,257. On both a basic and fully diluted basis, the loss per common share for the third quarter 2009 was $0.46, an improvement of $6.08 versus the loss of $6.54 per share in the third quarter of the prior year. For third quarter 2009, the return on average assets was -0.85 percent versus the prior year’s -13.59 percent. The return on average shareholders’ equity was -12.94 percent compared to -227.11 percent in last year’s third quarter. At quarter end 2009, total shareholders’ equity was $34.0 million, versus $12.8 million in the prior year. The book value of a share of common stock was $13.02 compared to $4.93 at third quarter 2008.

R. Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “We are living through an unprecedented period with the stress of the economic recession affecting everyone and financial institutions are no exception. It is unfortunate that we must report a loss, however we believe the future periods will show a continued improvement in our core earnings, which have more than doubled since the first quarter of this year. The core bank is profitable and is recovering from the effects of the FNMA and FHLMC write-off in the third and fourth quarters of last year. Despite having to report a loss, there were several positive factors in the third quarter. Compared to the second and first quarters of 2009, our core earnings show solid improvement; our net interest income and margin have both increased, and our non-interest expense has declined... If we disregard the after tax effect of the OTTI and securities losses, the Company would have had third quarter, net income of approximately $571,368 and net income available to common shareholders of $410,780.”

On a linked quarter basis, third quarter 2009 after tax core earnings improved to $571,368 as compared to the second quarter’s core after tax earnings of $395,060. In addition, third quarter core earnings include a loan loss provision of $968,236, an increase of $418,236 over the $550,000 provision in the second quarter 2009. The book value of a share of common stock improved by $1.32 or 11 percent to $13.02 from the second quarter’s $11.70. Net interest income, on a fully tax equivalent basis, in the third quarter was $3.80 million versus $3.47 million in the second quarter. The net interest margin also improved to 3.29 percent compared to 2.93 percent in the second quarter. Non-interest income was $654,963 which included securities losses of $224,975 or $879,938 without the effect of securities transactions compared to $1,394,056 which included securities gains of $531,946 or $862,110 without the effect of securities in the second quarter. Non-interest expense exclusive of the OTTI in the third quarter was $3,045,389 compared to $3,055,557 excluding the special FDIC assessment and the OTTI in the second quarter.

In the third quarter 2009, the fully tax equivalent net interest income was $3.80 million, an increase of $105,174 or 2.8 percent compared to $3.70 million in the third quarter of 2008. The tax equivalent net interest margin was 3.29 percent for the quarter compared to 3.08 percent in third quarter 2008. The average earning assets during the quarter were $461.8 million compared to $479.3 million in third quarter of 2008. This reduction in earning assets is the result of our strategy of shrinking the balance sheet by reducing borrowings and securities, and reducing both interest and non-interest expense. The net interest margin compression, experienced over the past several reporting periods, appears to have abated. The improvement in this measure is largely the result of our restructuring the balance sheet; specifically, the growth in deposits has allowed us to reduce borrowings, effectively deleveraging the Company. The continued favorable interest rate environment has allowed us to continue our sales of 100 percent risk weighted investment securities, replacing a portion of that sold with zero or 20 percent risk weighted securities and improving our regulatory capital ratios, as well as our net interest margin. We continue the tactics undertaken earlier this year largely to mitigate the effect of the absence of $18.8 million in earning assets resulting from the write-off of our FNMA and FHLMC preferred stock investments in the third and fourth quarters of 2008. In view of the present low rate environment the Company may continue to utilize some short term funding rather than more expensive retail CD deposits to fund a portion of its earning assets.

Non-interest income for the quarter was $654,963 a decrease of $234,851 or 26.4 percent from the prior year’s third quarter total of $889,814. However if you exclude the securities losses of $224,975 in 2009 and gains of $21,747 in 2008 the remaining non-interest income would be $879,983 versus $868,067 a decline of only 1.4 percent. For third quarter 2009, fees on secondary market mortgage loan sales more than doubled to $59,541 due to the steady volume of refinances as well as home purchase loans, while commissions from sales of non-deposit investment products declined by 70.3 percent to $28,224 due to the drop in demand for many investment products.

Non-performing assets at the end of the third quarter 2009 increased to $19.9 million an increase of $4.6 million or 30.0 percent compared to the second quarter of 2009 and when compared to third quarter 2008, the increase was $9.7 million or 94.4 percent. The increase from second quarter 2009 was largely due to classifying $3.0 million in investment securities where OTTI has been recognized, as “other non-performing assets”. Notwithstanding the securities, the remaining non-performing assets are up only $1.6 million from $15.3 million in the preceding second quarter 2009, but are down by $1.9 million from $18.8 million in the first quarter 2009. The increase from the prior year’s third quarter is the result of the depressed real estate market and the overall economic recession resulting in $2.8 million growth in ninety day past due loans and $4.2 million increase in other real estate owned due to foreclosures, however, non-accrual loans declined by $363,890 to $9.1 million. The growth in non-performing assets continues to be a concern, however with the majority of past due and non-accrual loans being secured, the ultimate impact of any losses, should they occur, will be reduced.

During the third quarter 2009, $968,236 was added to the allowance for loan losses in response to impairment analysis of non-performing loans and the general state of the local economy; in contrast to the third quarter 2008, when $300,000 was added to the loan loss reserve. At its current level of $4,830,228 or 1.61 percent of total loans, we believe that the reserve should be adequate to absorb future losses. The reserve was $4,005,228 or 1.34 percent at the end of the preceding second quarter 2009 and was $3,588,520 or 1.21 percent of total loans at the end of the third quarter 2008. We anticipate additional funds will be added to the reserve in future periods at least at the same or greater levels than the past in view of the uncertainties surrounding the extent and timing of the recovery of the real estate markets and our economy in general. Our goal in future quarters is to offset net charge-offs during the quarter and still increase the ratio beyond 1.61 percent of total loans. The reserve for loan losses now represents 24.3 percent of quarter-end non-performing assets, compared to 35.1 percent in the third quarter of the prior year.

At the end of the third quarter, the Company conducted its fair value impairment analysis in accordance with EITF 99-20-1 and determined there was “Other than Temporary Impairment” on four collateralized debt obligation securities which have pools of bank trust preferred securities as collateral. The Company accordingly recognized $2,231,331 in non-cash Other than Temporary Impairment (OTTI) charges thereby permanently reducing the carrying value of these securities. The recognition of this OTTI contributed significantly to the loss we are reporting in the third quarter, and depending on the number and extent of further deferrals or defaults by banks in the collateral pools of these securities, subsequent quarters’ impairment analysis may require recognition of additional OTTI.

Average earning assets in the third quarter were $461.8 million, a decrease of $17.5 million or 3.7 percent compared to $479.3 million in the comparable quarter last year. Average loan balances were $298.4 million, an increase of $5.0 million or 1.7 percent from the prior year’s third quarter average balances of $293.3 million. The bank's investment securities portfolio averaged $153.9 million, a decrease of $31.1 million or 16.8 percent from $185.1 million in third quarter 2008, while overnight funds sold averaged $7.3 million a significant increase from $32.3 thousand average in third quarter of the prior year. Total deposits averaged $377.6 million, a substantial increase of $20.3 million or 5.7 percent compared to $357.3 million in the third quarter 2008. Total borrowings, consisting of overnight fed funds purchased, wholesale and retail repurchase agreements, overnight advances and term borrowings from the Federal Home Loan Bank, and long-term capital trust preferred, averaged $78.0 million a decrease of $29.1 million or 27.1 percent from the prior year’s third quarter average of $107.1 million. Total assets averaged $491.9 million, a reduction of $5.4 million or 1.1 percent from $497.3 million in the prior year.

Non-interest expense in the third quarter 2009 totaled $5.28 million a decrease of 75.2 percent or $15.97 million when compared to $21.24 million last year. The decrease is due to last year’s recordation of $17.85 million OTTI non-cash write-down of the majority of our FNMA and FHLMC preferred stock investments in the third quarter 2008. Virtually all of the non-interest expense categories are lower when compared to third quarter 2008; the only three exceptions are FDIC premiums, up $73,401 or 98.7 percent due to the extinguishment of our prior period credit coupled with our growth in deposits; data processing expense, up $88,837 due to the outsourcing of our core processing in the fourth quarter of last year; and office supplies and postage up $3,992 or 3.2 percent. The significant categories with declines are as follows along with the percentage decline from the third quarter of the prior year: salaries and benefits down $323,515 or 17.1 percent, equipment repairs and maintenance, down $44,480 or 43.7 percent, other miscellaneous operating expense, down $40,025 or 7.2 percent, consulting fees down $37,843 or 40.7 percent, advertising and public relations, down $24,012 or 26.2 percent, equipment depreciation, down $22,221 or 14.3 percent. It is obvious our expense control discipline has been successful and will continue to benefit the Company. The efficiency ratio for the third quarter exclusive of OTTI, securities gains and losses, and the special FDIC assessment was 65.0 percent compared to 74.3 percent in third quarter 2008.

Mr. Lyons, commented: “...over our 36 year history, the past twelve months, by far, have been the most unprecedented economic conditions our Company has experienced and endured. Despite this, I remain encouraged by our third consecutive quarter of increasing core earnings. Our earnings continue to be adversely effected by OTTI, (“Other Than Temporary Impairment”) on several of our securities due to the extraordinary stress the national economic environment has had on the banking industry, in addition to the need to increase our reserve for possible loan losses, which currently exceeds 1.61 percent of loans. Our Company remains profitable exclusive of these non-cash impairment write-downs, as evidenced by our core earnings more than doubling from $248,732 in the first quarter this year to $571,368 in the third quarter. Over this same period, our tax equivalent net interest income and margin have improved from $3.11 million and 2.62 percent to $3.80 million and 3.29 percent. Our non-performing assets exclusive of the addition of $3 million in non-performing securities increased from the second quarter but declined from the first quarter. Our deposits have been steadily growing and we have restructured our balance sheet to reduce leverage and improve profitability. We realize there are factors, many of which are beyond our control, as well as uncertainties which will impact our future performance. Specifically, the impact of the continuing real estate market slow-down coupled with the general economic weakness which has had, and likely will continue to have, a negative impact on the ability of some borrowers to repay their loans. In addition we face the prospect of additional impairment of certain CDO securities in the bank’s investment portfolio. However, our bank is “well capitalized” with a regulatory risk-based capital ratio of 10.7 percent, and we expect this measure will improve in future periods. I continue to firmly believe we are pursuing the correct course and will emerge from this environment a stronger and more viable financial institution remaining committed to prudent market expansion, emphasizing deposit growth and products, while serving our communities with both business and personal loans and financial products thereby fulfilling our goal of improving shareholder value”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $479 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT:Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

Central Virginia Bankshares, Inc.	Third quarter (Unaudited)		Year to Date (Unaudited)
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Income (Loss)	(1,050,669)	(16,893,841)	(884,889)	(15,088,759)
Net Income Available to Common Shareholders	(1.211.257)	(16,893,841)	(1,314,703)	(15,088,759)
Interest & Fees on Loans	4,917,876	4,867,173	13,781,374	14,837,593
Interest on Investments	1,794,887	2,438,203	5,946,762	7,837,817
Interest on Funds Sold	5,466	145	14,666	1,749
Interest on Deposits	2,487,849	2,842,022	7,760,908	9,034,954
Interest on Borrowings	512,465	899,890	1,835,547	2,569,240
Interest Expense	3,000,314	3,741,912	9,596,455	11,604,194
Net Interest Income	3,717,915	3,563,609	10,146,347	11,072,965
Net Interest Income (FTE)	3,802,914	3,697,739	10,414,379	11,571,072
Non Interest Income	654,963	889,814	2,997,231	2,685,271
Loan Loss Provision	968,236	300,000	1,893,236	880,000
Non Interest Expense	5,276,720	21,243,584	12,876,963	27,688,508
Period End Balances:
Investment Securities	122,504,150	145,941,837
Fed Funds Sold	6,859,000	-
Loans (net of Unearned Discount)	299,094,836	296,800,112
Loan Loss Reserve	4,830,228	3,588,520
Non Interest Bearing Deposits	36,259,890	38,490,727
Total Deposits	378,689,414	349,340,190
Borrowings	62,946,658	115,403,128
Assets	478,779,547	480,794,871
Period End Shareholders Equity	34,044,258	12,755,502
Average Balances:
Average Assets	491,925,767	497,318,977	500,309,365	496,328,290
Average Earning Assets	461,795,062	479,293,397	470,345,383	472,798,960
Investment Securities	153,972,476	185,091,474	162,656,359	189,727,257
Federal Funds Sold	7,336,533	32,250	8,934849	87,821
Loans Held for Sale	2,129,393	820,734	1,608,251	951,576
Loans (net of Unearned )	298,356,670	293,348,940	297,145,924	282,032,307
Non Interest Bearing Deposits	37,630,214	40,462,531	39,430,760	40,563,617
Total Deposits	377,643,113	357,308,315	373,855,464	362,119,779
FHLB Overnight Advances	7,934,783	14,445,435	11,362,637	11,755,496
FHLB Term Borrowings	40,000,000	45,000,000	42,289,377	45,000,000
Fed Funds Purchased & REPO	24,943,512	42,408,495	32,919,780	34,723,923
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders’ Equity	32,487,093	29,754,279	29,266,369	34,463,213
Average Shares Outstanding – Basic	2,609,152	2,581,760	2,603,247	2,576,578
Average Shares Outstanding - Fully Diluted	2,609,152	2,581,760	2,603,247	2,576,578
Asset Quality:
Charged Off Loans	148,868	78,032	890,162	252,024
Recoveries	5,632	11,028	30,696	48,462
Period End: Non -Accrual Loans	9,057,652	9,421,542
Loans Past Due 90 Days or More	4,353,276	142,051
Other Non Performing Assets	2,981,305	0
Other Real Estate	3,509,864	673,543
Total Non Performing Assets	19,902,097	10,237,136
Per Share Data & Ratios:
Net Income (loss) Per Share - Basic	($0.46)	($6.56)	($0.50)	($5.86)
Net Income (loss) Per Share - Diluted	($0.46)	($6.56)	($0.50)	($5.86)
Period End Book Value Per Share	$13.02	$4.93
Return on Average Assets	(0.85%)	(13.59%)	(0.24%)	(4.05%)
Return on Average Equity	(12.94%)	(227.11%)	(4.03%)	(58.38%)
Efficiency Ratio	118.37%	463.07%	96.00%	194.22%
Average Loans to Average Deposits	79.00%	82.10%	79.48%	77.88%
Reserve for Loan Losses / Loans EOP	1.62%	1.21%
Net Interest Margin (FTE)	3.29%	3.09%	2.95%	3.26%

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002